Exhibit 99.2

The following table reconciles EBITDA and adjusted EBITDA (non-GAAP measure) to net loss (GAAP measure) presented in Solo Cup Company’s Investor Presentation dated December 7, 2006:

	39 weeks ended 10/2/2005	39 weeks ended 10/1/2006	FYE 1/1/2006	Twelve Months Ended 10/1/2006
(Unaudited, in thousands)
Net loss (GAAP measure)	$(13,487)	$(339,307)	$(19,377)	$(345,197)
Interest expense, net	53,565	65,353	72,550	84,338
Income tax (benefit) provision	(7,243)	54,503	(8,960)	52,786
Depreciation and amortization	77,777	75,320	104,091	101,634

EBITDA (non-GAAP measure)	110,612	(144,131)	148,304	(106,439)
Goodwill impairment charge	—	228,537	—	228,537
Asset impairment	538	7,933	2,405	9,800
Loss (gain) on sale of property, plant and equipment	(6,691)	3,132	(6,069)	3,754
Spare parts and finished goods inventory valuation (1)	—	9,766	—	9,766
Postretirement benefit curtailment	—	(22,067)	—	(22,067)
Restructuring and integration expense, including severance	19,936	10,831	23,505	14,400
Other expenses (2)	1,212	11,408	2,454	12,650
Minority interest	(409)	—	(409)	—
Foreign currency exchange (gain) loss	2,709	(4,364)	4,262	(2,811)
Other (income) expense, net	(183)	(91)	(193)	(101)

Adjusted EBITDA (non-GAAP measure)	$127,724	$100,954	$174,259	$147,489

(1)	Includes a $9.8 million charge for excess and obsolete spare parts and finished goods inventory that resulted from changes in the Company’s accounting estimates.
(2)	Includes charges related to the implementation of an order management system and legal expenses related to resolution of contractual disputes arising from the Sweetheart acquisition. In addition, in 2006, includes expenses related to the accounting restatement and certain other professional fees.

EBITDA and adjusted EBITDA, are not measures of financial performance under GAAP and should not be considered alternatives to net loss or any other performance measure derived in accordance with GAAP or as an alternative measure of liquidity. EBITDA and adjusted EBITDA, are presented to provide a view to measures similar to those used for pricing under the terms of our First and Second Lien Credit Facilities and to those used in evaluating our compliance with certain covenants under our First and Second Lien Credit Facilities.